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                                                                     Exhibit 5.1

                             ___________ ____, 1998

Clark USA, Inc.
8182 Maryland Avenue
St. Louis, Missouri 63105

          Re:  Clark USA, Inc.
               Registration Statement on Form S-4
               ----------------------------------

Dear Ladies and Gentlemen:

          We have represented Clark USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the Company's 11 1/2% New Senior Cumulative Exchangeable Preferred Stock (the "New Exchangeable Preferred Stock"), to be issued under the Exchange and Registration Rights Agreement (the "Registration Agreement"), providing for the Exchange Offer.

          In connection with our representation, we have examined such corporate and other records, instruments, certificates and documents as we consider necessary to enable us to express the opinions set forth below.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. The Registration Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3. The New Exchangeable Preferred Stock, upon the due execution, authentication, issuance and delivery thereof in accordance with the Registration Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Registration Agreement, and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement.

                                            Very truly yours,



                                            Mayer, Brown & Platt